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                    January 26, 2024

       Dajiang Guo
       Chief Executive Officer
       AlphaTime Acquisition Corp
       500 5th Avenue, Suite 938
       New York, NY 10110



                                                        Re: AlphaTime
Acquisition Corp
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            File No. 001-41584
                                                            Filed March 24,
2023

       Dear Dajiang Guo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Michael Blankenship,
Winston & Strawn